AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

2-TRACK GLOBAL, INC.

          The undersigned, Woosun Jung, does hereby certify that:

          He is the duly elected Chief Executive Officer and Secretary, of 2-Track Global, Inc., a Nevada corporation (the "Corporation"), originally incorporated March 12, 2002 in the State of Nevada. This Amended and Restated Articles of Incorporation restates, integrates and also further amends the Corporation's original Articles of Incorporation as heretofore amended or supplemented.

          These Amended and Restated Articles of Incorporation has been duly approved by the board of directors and stockholders of the Corporation pursuant to Sections 78.2055 and 78.403 of the Nevada Revised Statutes.

          The text of the Articles of Incorporation as heretofore amended or supplemented is hereby restated to read in its entirety as follows:

ARTICLE I

          The name of the corporation is 2-Track Global, Inc. (hereinafter called the "Corporation").

ARTICLE II

          The name and address of the resident agent of the Corporation is:

                                                                     Business First Formations, Inc.

                                                                     3702 S. Virginia Street Ste. G12-401

                                                                     Reno, NV 89502

ARTICLE III

          The nature and purpose for which the Corporation is formed is to conduct any lawful activity as governed by the laws of the State of Nevada.

ARTICLE IV

          The Corporation is authorized to issue 75,000,000 shares of common stock with full voting rights and with a par value of $0.001 per share. The capital stock of this Corporation shall be non-assessable and shall not be subject to assessment to pay the debts of the Corporation.

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          Upon the effectiveness of these Amended and Restated Articles of Incorporation, every ten (10) shares of the Corporation's issued and outstanding Common Stock shall, automatically and without any action on the part of the holder thereof, be reclassified and changed into one (1) share of the Corporation's Common Stock, par value $0.001 per share. Fractional shares shall be rounded up to the next whole share.

ARTICLE V

          Members of the governing Board shall be known and styled as "Directors" and the number thereof shall be two (2) and may be increased or decreased from time to time pursuant to the By-Laws.

          The officers of the Corporation shall be a President, Secretary, and Treasurer. The Corporation may have such additional officers as may be determined from time to time in accordance with the By-Laws. The officers shall have the powers, perform the duties, and be appointed as may be determined in accordance with the By-Laws and laws of the State of Nevada. Any person may hold two (2) or more offices in said Corporation.

ARTICLE VI

          The Corporation shall have perpetual succession by its Corporate name and shall have all the powers herein enumerated or implied herefrom and the powers now provided or which may hereinafter be provided by law for corporations in the State of Nevada.

ARTICLE VII

          No stockholder shall be liable for the debts of the Corporation beyond the amount which may be due or unpaid upon any share or shares of stock of the Corporation owned by that person.

ARTICLE VIII

          Each stockholder entitled to vote at any election for directors shall have the right to vote, in person or by proxy, the number of shares owned by such stockholder for each director to be elected. Stockholders shall not be entitled to cumulate their votes.

ARTICLE IX

          The Directors shall have the powers to make and alter the By-Laws of the Corporation. By-Laws made by the Board of Directors under the powers so conferred may be altered, amended, or repealed by the Board of Directors or by the stockholders at any meeting called and held for that purpose.

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ARTICLE X

          The Corporation specifically elects not to be governed by NRS 78.411 to NRS 78.444 inclusive and successor statutory provisions.

ARTICLE XI

          The Corporation shall indemnify all directors, officers, employees, and agents to the fullest extent permitted by Nevada law as provided within NRS 78.751 or any other law then in effect or as it may hereafter be amended.

          The Corporation shall indemnify each present and future director, officer, employee or agent of the Corporation who becomes a party or is threatened to be made a party to any suit or proceeding, whether pending, completed or merely threatened, and whether said suit or proceeding is civil, criminal, administrative, investigative, or otherwise, except an action by or in the right of the Corporation, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including but not limited to attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

          The expenses of directors and officers incurred in defending a civil or criminal action, suit, or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit, or proceeding if and only if the director or officer undertakes to repay said expenses to the Corporation if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation.

          The indemnification and advancement of expenses may not be made to or on behalf of any director or officer if a final adjudication establishes that the director's or officer's acts or omission involved intentional misconduct, fraud, or a knowing violation of the law and was material to the cause of action.

          The foregoing Amended and Restated Articles of Incorporation of the Corporation were duly adopted by stockholders owning a majority of the outstanding shares entitled to vote thereon by consent of stockholders in lieu of meeting on April 21, 2009, in accordance with the provisions of Section 78.320 of the Nevada Revised Statutes.

          These Amended and Restated Articles of Incorporation shall be effective as of May 29, 2009.

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          IN WITNESS WHEREOF, the undersigned officer has executed these Articles of Incorporation this __ day of May 2009.

                                                                                                                      _______________________________

                                                                                                                      Woosun Jung

                                                                                                                      Chief Executive Officer and Secretary

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